                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                              The Dwyer Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  267 455 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 15, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------

1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 2 of 10 Pages
------------------------                                 -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    405,282 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                405,282 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     405,282 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.72%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 3 of 10 Pages
------------------------                                 -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    405,282 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                405,282 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     405,282 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.72%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 4 of 10 Pages
------------------------                                 -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     TEXAS
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    405,282 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                405,282 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     405,282 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.72%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 5 of 10 Pages
------------------------                                 -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    405,282 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                405,282 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     405,282 shares
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.72%
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 6 of 10 Pages
------------------------                                 -----------------------

Item 1(a).  Name of Issuer:

            The Dwyer Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1010 N University Parks Drive
            Waco, TX 76707

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited  partnership ("NP"),  Newcastle Capital Management,  L.P., a
            Texas limited partnership ("NCM"),  Newcastle Capital Group, L.L.C., a Texas  limited  liability  company  ("NCG"),  and Mark E.  Schwarz
            (together  with NP, NCM and NCG, the "Reporting  Persons").  Because
            Mark E. Schwarz is the managing  member of NCG, which is the general partner  of NCM  (Mark  E.  Schwarz,  NCG and  NCM  are  hereinafter referred  to as the  "Controlling  Persons"),  which  in turn is the general  partner  of NP,  the  Controlling  Persons  may be  deemed, pursuant to Rule 13d-3 of the  Securities  Exchange Act of 1934,  as
            amended (the "Act"),  to be the  beneficial  owners of all shares of
            Common Stock held by NP. The Reporting Persons are filing this joint statement,  as  they  may be  considered  a  "group"  under  Section
            13(d)(3)  of the Act.  However,  neither the fact of this filing nor anything  contained herein shall be deemed to be an admission by the
            Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            300 Crescent Court
            Suite 1110
            Dallas, Texas 75201

Item 2(c).  Citizenship:

            Mark E. Schwarz is a citizen of the United States of America.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.10 per share

Item 2(e).  CUSIP Number:

            267 455 10 3

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 7 of 10 Pages
------------------------                                 -----------------------

                    /X/   Not Applicable

            (a)     / /   Broker or dealer  registered  under  Section 15 of the
                          Exchange Act.

            (b)     / /   Bank as  defined in  Section  3(a)(6) of the  Exchange
                          Act.

            (c)     / /   Insurance  company as defined in Section  3(a)(19)  of
                          the Exchange Act.

            (d)     / /   Investment  company  registered under Section 8 of the
                          Investment Company Act.

            (e)     / /   An  investment   adviser  in   accordance   with  Rule
                          13d-1(b)(1)(ii)(E).

            (f)     / /   An  employee   benefit  plan  or  endowment   fund  in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)     / /   A  parent   holding   company  or  control  person  in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)     / /   A savings  association  as defined in Section  3(b) of
                          the Federal Deposit Insurance Act.

            (i)     / /   A church plan that is excluded from the  definition of
                          an investment  company  under Section  3(c)(14) of the
                          Investment Company Act.

            (j)     / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            (a)     Amount beneficially owned:

                    405,282 shares*

            (b)     Percent of class:

                    5.72% (based on 7,086,931 shares of Common Stock outstanding as of  June  9,  2003  as  reported  in the  Issuer's  proxy statement filed on June 17, 2003 on Form DEF 14A)

            (c)     Number of shares as to which such person has:

            (i)     Sole power to vote or to direct the vote

                    405,282 shares*

           (ii)     Shared power to vote or to direct the vote

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 8 of 10 Pages
------------------------                                 -----------------------

                    0 shares

          (iii)     Sole power to dispose or to direct the disposition of

                    405,282 shares*

           (iv)     Shared power to dispose or to direct the disposition of

                    0 shares

*Represents shares held directly by NP. By virtue of their relationship with NP, the  Controlling  Persons  may each be deemed to  beneficially  own the  405,282 shares of Common Stock of the Issuer held by NP.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership  of More than Five  Percent  on Behalf of  Another Person.

            Not Applicable

Item 7.     Identification  and  Classification of the Subsidiary Which Acquired
            the  Security  Being  Reported on by the Parent  Holding  Company or
            Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 9 of 10 Pages
------------------------                                 -----------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:   July 22, 2003                NEWCASTLE PARTNERS, L.P.

                                      By: Newcastle Capital Management, L.P.,
                                          its general partner
                                      By: Newcastle Capital Group, L.L.C.,
                                          its general partner

                                      By: /s/ Mark E. Schwarz
                                          --------------------------------------
                                          Mark E. Schwarz, Managing Member

                                      NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                      By: Newcastle Capital Group, L.L.C.,
                                          its general partner

                                      By: /s/ Mark E. Schwarz
                                          --------------------------------------
                                          Mark E. Schwarz, Managing Member

                                      NEWCASTLE CAPITAL GROUP, L.L.C.

                                      By: /s/ Mark E. Schwarz
                                          --------------------------------------
                                          Mark E. Schwarz, Managing Member

                                      /s/ Mark E. Schwarz
                                      ------------------------------------------
                                      MARK E. SCHWARZ

------------------------                                 -----------------------
CUSIP No. 267 455 10 3                13G                    Page 10 of 10 Pages
------------------------                                 -----------------------

EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated July 22,  2003 with  respect  to the  shares of Common  Stock of The Dwyer
Group, Inc. and any further  amendments  thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

Dated:   July 22, 2003                NEWCASTLE PARTNERS, L.P.

                                      By: Newcastle Capital Management, L.P.,
                                          its general partner
                                      By: Newcastle Capital Group, L.L.C.,
                                          its general partner

                                      By: /s/ Mark E. Schwarz
                                          --------------------------------------
                                          Mark E. Schwarz, Managing Member

                                      NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                      By: Newcastle Capital Group, L.L.C.,
                                          its general partner

                                      By: /s/ Mark E. Schwarz
                                          --------------------------------------
                                          Mark E. Schwarz, Managing Member

                                      NEWCASTLE CAPITAL GROUP, L.L.C.

                                      By: /s/ Mark E. Schwarz
                                          --------------------------------------
                                          Mark E. Schwarz, Managing Member

                                      /s/ Mark E. Schwarz
                                      ------------------------------------------
                                      MARK E. SCHWARZ